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Plan and Agreement of Distribution

This plan and agreement is between IDS High Yield Tax-Exempt Fund, Inc. (the "Fund") and American Express Financial Advisors Inc., the principal underwriter of the Fund, for distribution services to the Fund. It is effective on the first day the Fund offers multiple classes of shares.

The plan and agreement has been approved by members of the Board of Directors (the "Board") of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the plan and agreement.

The plan and agreement provides that:

1. The Fund will reimburse American Express Financial Advisors for all sales and promotional expenses attributable to the sale of Class B shares, including sales commissions, business and employee expenses charged to distribution of Class B shares, and corporate overhead appropriately allocated to the sale of Class B shares.

2. The amount of the reimbursement shall be equal on an annual basis to 0.75% of the average daily net assets of the Fund attributable to Class B shares. The amount so determined shall be paid to American Express Financial Advisors in cash within five (5) business days after the last day of each month. American Express Financial Advisors agrees that if, at the end of any month, the expenses of the Fund, including fees under this agreement and any other agreement between the Fund and American Express Financial Advisors or American Express Financial Corporation, but excluding taxes, brokerage commissions and charges in connection with the purchase and sale of assets exceed the most restrictive applicable state expense limitation for the Fund's current fiscal year, the Fund shall not pay fees and expenses under this agreement to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that American Express Financial Advisors will assume all unpaid expenses and bill the Fund for them in subsequent months, but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Fund's fiscal year.

3. For each purchase of Class B shares, after eight years the Class B shares will be converted to Class A shares and those assets will no longer be included in determining the reimbursement amount.

4. The Fund understands that if a shareholder redeems Class B shares before they are converted to Class A shares, American Express Financial Advisors will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.

5. American Express Financial Advisors agrees to provide at least quarterly an analysis of distribution expenses and to meet with representatives of the Fund as reasonably requested to provide additional information.
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6.      The plan and agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

7. The plan and agreement may not be amended to increase materially the amount that may be paid by the Fund without the approval of a least a majority of the outstanding shares of Class
B. Any other amendment must be approved in the manner in which the plan and agreement was initially approved.

8. This agreement may be terminated at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Fund and have no financial interest in the operation of the plan and agreement, or by vote of a majority of the outstanding Class B shares, or by American
Express Financial Advisors. The plan and agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

Approved this 20th day of March, 1995.


IDS HIGH YIELD TAX-EXEMPT FUND, INC.



_/s/ Leslie L. Ogg________________
Leslie L. Ogg
Vice President



AMERICAN EXPRESS FINANCIAL ADVISORS INC.



_/s/ Janies E. Miller_____________
Vice President